WELLS CAPITAL MANAGEMENT, INC.

JOINT Code of Ethics

Policy on Personal Securities Transactions
and Trading on Insider Information

December 8, 2014

Preamble

The Joint Code of Ethics and Policy on Personal Securities Transactions and Trading on Insider Information (Joint Code) set forth herein apply to Wells Capital Management, Inc. and related entities as follows:

1.         Wells Capital Management, Inc., an SEC registered investment adviser based in San Francisco, California.

2.         Wells Fargo Bank, N.A., an SEC registered investment adviser based in Singapore conducting advisory business as Wells Capital Management Singapore.

3.         Metropolitan West Capital Management, LLC, an SEC registered investment adviser based in Newport Beach, California.

Where the Joint Code references WellsCap or Wells Capital Management, Inc., it applies to all the entities listed.  Unless otherwise noted within the Joint Code, all sections apply to entities noted above.

TABLE OF CONTENTS

Contents

1.       Overview.. 3

1.1    Code of Ethics. 3

1.2    Regulatory Requirements. 3

1.3    Our Duties and Responsibilities to You. 3

1.4    You are considered to be an Access Person. 3

1.5    Your Duty of Loyalty. 3

1.6    Your Standard of Business Conduct3

1.7    Exceptions to the Code. 3

2.       Personal Securities Transactions. 3

2.1    Avoid Conflicts of Interest3

2.2    Reporting Your Personal Securities Transactions. 3

2.3    Reports of the CCO.. 3

2.4    Exceptions to Reporting. 3

2.5    Summary of What You Need to Report3

2.6    Your Reports are Kept Confidential3

3.       RESTRICTIONS ON TRADING AND PRE-CLEARANCE REQUIREMENTS. 3

3.1    Trading Restrictions. 3

3.2    Pre‑Clearance Requirements. 3

3.3    Prohibited Transactions. 3

3.4    Ban on Short-Term Trading Profits. 3

3.5    CCO’s Approval of Your Transactions. 3

4 .      Trading on Insider Information. 3

4.1    What is Insider Trading?. 3

4.2    Using Non-Public Information about an Account or our Advisory Activities. 3

4.3    Wells Fargo & Company Securities. 3

5.       Gifts, Directorships and Other Outside Employment. 3

5.1    Gifts. 3

5.2    Directorships and Other Outside Employment3

5.3    Political Contributions. 3

6.       Code Violations. 3

6.1    Investigating Code Violations. 3

6.3    Dismissal and/or Referral to Authorities. 3

6.4    Your Obligation to Report Violations. 3

Appendix A Definitions. 3

Appendix B  Relevant Compliance Department Staff List**. 3

Appendix C  Policy on Gifts and Activities with Customers or Vendors. 3

Appendix D  Registered Products. 3

Appendix e  Compliance code changes. 3

Wells Capital Management, Inc (WellsCap) is referred to as “we” or “us” throughout this Code.

Overview

Code of Ethics

We have adopted this Code of Ethics (“Code”) pursuant to Rule 204A‑1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).  This Code outlines the policies and procedures you must follow and the guidelines we use to govern your Personal Securities Transactions and prevent insider trading.  We monitor any activity that may be perceived as conflicting with the fiduciary responsibility we have to our clients.

We are committed to maintaining the highest ethical standards in connection with managing Accounts.  We have no tolerance for dishonesty, self-dealing or trading on material, non-public information.

As an employee, you must:

Be ethical,

Act professionally,

Exercise independent judgment,

Comply with all applicable Federal Securities Laws, and

Promptly report violations or suspected violations of the Code to the Compliance Department.

As a condition of your employment, you must acknowledge receipt of this Code and certify annually that you have read it and complied with it.  You can be disciplined or fired for violating this Code.

In addition to this Code, you need to comply with the policies outlined in the Handbook for Wells Fargo Team Members and the Wells Fargo Team Member Code of Ethics and Business Conduct.

No written code of ethics can explicitly cover every situation that possibly may arise.   Even in situations not expressly described, the Code and your fiduciary obligations generally require you to put the interests of our clients ahead of your own.   The Code of Ethics Compliance Officer and/or the Chief Compliance Officer may have the obligation and duty to review and take appropriate action concerning instances of conduct that, while not necessarily violating the letter of the Code, give the appearance of impropriety.   If you have any questions regarding the appropriateness of any action under this Code or under your fiduciary duties generally, you should contact the Code of Ethics Compliance Officer or your Chief Compliance Officer to discuss the matter before taking the action in question.   Similarly, you should consult with the Compliance Department personnel if you have any questions concerning the meaning or interpretation of any provision of the Code.  Should the Compliance Department need to initiate an investigation or fact-finding process, all team members would be required to cooperate fully and honestly and to respect the confidentiality of the process.

Regulatory Requirements

The Securities and Exchange Commission (“SEC”) considers it a violation of the general antifraud provisions of the Federal Securities Laws whenever a Covered Company engages in fraudulent, deceptive or manipulative conduct.

The SEC can censure or fine us, limit our activities, functions or operations, suspend our activities for up to twelve months, or revoke our registration if we fail to reasonably supervise you and you violate the Federal Securities Laws.  However, we won’t be considered to have failed to reasonably supervise you, if we have:

established procedures and a system for applying the procedures, which would reasonably be expected to prevent and detect violations; and

reasonably communicated the duties and obligations of the procedures and system to you, while reasonably enforcing compliance with our procedures and system.

Our Duties and Responsibilities to You

To help you comply with this Code, the Chief Compliance Officer (“CCO”) or his or her designee will:

Notify you in writing that you are required to report under the Code and inform you of your specific reporting requirements.

Give you a copy of the Code and require you to sign a form indicating that you read and understand the Code.

Give you a new copy of the Code if we make any material amendments to it and then require you to sign another form indicating that you received and read the revised Code.

Require you, if you have been so designated, to have duplicate copies of trade confirmations and account statements for each disclosed account from your broker‑dealer, bank, or other party designated on the initial, quarterly, or annual certification sent to us as soon as readily available.

Typically compare all of your reported Personal Securities Transactions with the portfolio transactions report of the Accounts each quarter.  Before we determine if you may have violated the Code on the basis of this comparison, we will give you an opportunity to provide an explanation.

Review the Code at least once a year to assess the adequacy of the Code and how effectively it works.

You are considered to be an Access Person

Generally, the Code applies to all Access Persons of a Covered Company.  However, Wells Capital Management Compliance in consultation with business line management will ultimately determine which team members are covered by the Code.

Your Duty of Loyalty

You have a duty of loyalty to our clients.  That means you always need to act in our clients’ best interests.

You must never do anything that allows (or even appears to allow) you to inappropriately benefit from your relationships with the Accounts.

You cannot engage in activities such as self‑dealing and must disclose all conflicts of interest between the interests of our clients and your personal interests to the Compliance Department.

Your Standard of Business Conduct

You must always observe the highest standards of business conduct and follow all applicable laws and regulations.

You may never:

use any device, scheme or artifice to defraud a client;

make any untrue statement of a material fact to a client or mislead a client by omitting to state a material fact;

engage in any act, practice or course of business that would defraud or deceive a client;

engage in any manipulative practice with respect to a client,

engage in any inappropriate trading practices, including price manipulation; or

engage in any transaction that may give the appearance of impropriety.

Exceptions to the Code

The CCO is responsible for enforcing the Code.   The CCO (or his or her designee for any exceptions sought by the CCO) may grant certain exceptions to the Code in compliance with applicable law, provided any requests and any approvals granted must be submitted and obtained, respectively, in advance and in writing.  The CCO or designee may refuse to authorize any request for exception under the Code and is not required to furnish any explanation for the refusal.

Personal Securities Transactions

Avoid Conflicts of Interest

When engaging in Personal Securities Transactions, there might be conflicts between the interests of a client and your personal interests.  Any conflicts that arise in such Personal Securities Transactions must be resolved in a manner that does not inappropriately benefit you or adversely affect our clients. You shall always place the financial and business interests of the Covered Companies and our clients before your own personal financial and business interests.

Examples of inappropriate resolutions of conflicts are:

Taking an investment opportunity away from an Account to benefit a portfolio of which you have Beneficial Ownership;

Using your position to take advantage of available investments;

Shadowing an Account by duplicating the trades of an Account;

Front running an Account by trading in securities (or equivalent securities) ahead of the Account; and

Taking advantage of information or using Account portfolio assets to affect the market in a way that personally benefits you or a portfolio of which you have Beneficial Ownership.

Reporting Your Personal Securities Transactions

If you have been designated as an Access Person:

You must report all Personal Securities Accounts, along with the reportable holdings and transactions in those accounts.  There are three types of reports:  (1) an initial holdings report that we receive when you first become an Access Person, (2) a quarterly transactional report, and (3) an annual holdings report.

You must give each broker‑dealer, bank, or fund company where you have a Personal Securities Account a letter to ensure that the Compliance Department is set up to receive all account statements and confirmations from such accounts.*  The Compliance Department will send the letter on your behalf.  Access Persons may open brokerage accounts at any broker-dealer of their choice, however, Access Persons are prohibited from accepting any discounted brokerage rates or any other inducements from broker-dealers that a Covered Company trades with for its clients.  All Personal Securities Accounts and holdings of each Personal Securities Account must be input into the Code of Ethics System.

Initial Holdings Report.  Within 10 days of becoming an Access Person:

You must report all Personal Securities Accounts, including account numbers, and holdings of Securities in those accounts.  You must input all holdings of Securities in your Personal Securities Accounts into the Code of Ethics System.  The information in the statements must be current as of a date no more than 45 days prior to the date of becoming an access person.

You must also certify that you have read and will comply with this Code.

You must provide us the report by the business day immediately before the weekend or holiday if the tenth day falls on a weekend or holiday.

Annual Holdings Reports.  Within 30 days of each year end:

You must report all Personal Securities Accounts, including account numbers, and holdings of Securities in those accounts.  The information in the statements must be current as of a date no more than 45 days prior to when you give us the report.  NOTE:  Wachovia/Wells Fargo 401(k) plans and your Immediate Family Members’ 401(k) plans must be reported initially and annually as a Personal Securities Accounts, unless no Reportable Funds or Securities are offered in such plans.  Statements for 401(k) plans are not required to be provided directly to the Compliance Department; however, you need to report your holdings of Reportable Funds and Securities in such plans annually.

You must also certify that you have read and will comply with this Code.

You must provide us the report by the business day immediately before the weekend or holiday if the thirtieth day falls on a weekend or holiday.

Quarterly Transactions Reports.  Within 30 days of calendar quarter end:

You must give us a report showing all Securities trades made in your Personal Securities Accounts during the quarter.  You must submit a report even if you didn’t execute any Securities trades.  Because the Compliance Department does not receive duplicate account statements for any Wachovia/Wells Fargo 401(k) plan account or from any plan in which your Immediate Family Members have accounts, any trades of Reportable Funds or other Securities outside of any previously reported pre-set allocation must be reported on the quarterly transaction reports or you must manually furnish account statements.  In addition, any transactions in employee stock or stock options in which you or your Immediate Family Membersengage must be reported on the quarterly transaction reports.

You must inform us of any new Personal Securities Accounts you established during the past quarter.

You must provide us the report by the business day immediately before the weekend or holiday if the thirtieth day falls on a weekend or holiday.

Reports of the CCO

Any personal Securities holdings and transaction reports required to be filed by a CCO must be submitted to an alternate designee who will fulfill the duties of the CCO with respect to those reports.

Exceptions to Reporting

You are not required to report any of the following types of transactions:

Purchases or sales of any of the following types of investments, which are not considered Securities for purposes of this Code:

Direct obligations of the U.S. Government;

Banker’s acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

Shares issued by money market mutual funds, whether affiliated or non‑affiliated;

Shares issued by open-end investment companies that are not Reportable Funds; and

Transactions in 529 plan accounts, except Edvest and tomorrow’s scholar (“Reportable 529 Plans”).

Purchases or sales that were done as part of an Automatic Investment Plan (“AIP”).

However, you must report your initial pre-set schedule or allocation of an AIP that includes allocations to any Securities, including those made to any 401(k) plan (including to any Reportable Funds).  Additionally, if you make a purchase or sale that overrides or changes the pre‑set schedule or allocation of the AIP, you must include that transaction in your quarterly transaction report if it is otherwise reportable.  Example: Need to report 10 % to ABC Fund and 30% to XYZ Fund (allocations to Reportable Funds). If you make a change to these allocation percentages, you must report the new percentages. In addition, if you execute a transaction that is not a transaction of the pre-set schedule of an AIP, then you must report that transaction on the Quarterly Transaction Report.

NOTE:  401(k) plans offered through employers other than Wachovia/Wells Fargo & Co are not required to be reported if no Reportable Fund or other Security is offered as an investment in the plan.

Summary of What You Need to Report

The table below serves as a handy reference for you to know what types of transactions Access Persons need to report on quarterly transactions reports.  If you have questions about any types of Securities not shown below, please contact the Compliance Department by email at the following email address:  [coe]@wellsfargo.com.

Do I have to report transactions in the following types of investments?
Corporate debt securities	Yes
Equity securities, including Wells Fargo & Co. stock and employee stock options and other Wells Fargo & Co securities granted as compensation (including Wells Fargo Stock Fund)	Yes*
Reportable Funds see Appendix D for a list of registered funds managed by a Covered Company or its affiliate controlled by Wells Fargo & Co.	Yes
Municipal bonds	Yes
Securities held in discretionary IRA accounts	Yes

Securities purchased through Automatic Investment Plans including reportable Automatic Investments Plans for Immediate Family Members (Reporting requirements for allocations to 401(k) plans*** and Reportable 529 Plans**** apply)

No**
Money Market Mutual Funds (affiliated and non-affiliated)	No
Mutual funds, other than ETFs and iShares, that are not Reportable Funds	No
Exchange Traded Funds and iShares, both open-end and closed-end, and Unit Investment Trusts	Yes
Short-Term Cash Equivalents	No
U.S. Government bonds (direct obligations)	No
U.S. Treasuries/Agencies (direct obligations)	No

*   Because the Compliance Department does not receive duplicate account statements for any employee stock option accounts that you or your Immediate Family Members may have, any Personal Securities Transactions in such employee stock option accounts must be reported on the quarterly transactions report. This means the employee executed transaction, i.e., the sell transaction of the employee stock option that was granted. If you or Immediate Family Members have transactions in Wells Fargo & Co. securities granted as compensation for which account statements are not provided, you may be required to report similar account information from available sources, such as print outs of online screen shots showing the relevant reportable information. Contact the Compliance department for any questions.

** If you make a purchase or sale of a Security that overrides or changes the pre‑set schedule or allocation of the AIP, you must include that transaction in your quarterly transactions reports.

***For any  401(k) plans, you must also report your initial pre-set schedule or allocation of the AIP that includes allocations to any Securities (including to any Reportable Fund, except for Reportable Funds that are money market mutual funds), and any purchases or sales of any Reportable Fund made outside of your preset allocation.

NOTE:  401(k) plans offered through employers other than Wells Fargo & Co are not required to be reported if no Reportable Fund or other Security is offered as an investment in the plan.

****For transactions in Reportable 529 Plans, you must report your initial pre-set schedule or allocation of the AIP and any purchases or sales of the Reportable 529 Plan’s units outside of your preset allocation.

2.6       Your Reports are Kept Confidential

The Covered Companies will use reasonable efforts to ensure that the reports you submit to us under this Code are kept confidential.  The reports will be reviewed by members of the Compliance Department and possibly our senior executives or legal counsel.  Reports may be provided to Reportable Fund officers and trustees, and will be provided to government authorities upon request or others if required to do so by law or court order.

RESTRICTIONS ON TRADING AND PRE-CLEARANCE REQUIREMENTS

All Access Persons must pre-clear all Security trades and comply with the trading restrictions described here, as applicable.

3.1       Trading Restrictions

            All Access Persons must comply with the following trading restrictions:

(1)   60‑Day Holding Period for Reportable Fund Shares (open-end and closed-end)

You are required to hold shares you purchase of the Reportable Funds for 60 days.  You are NOT required to comply with the 60 day Holding Period for the Ultra Short-Term Income Fund, the Ultra Short-Term Municipal Income, the Ultra Short Duration Bond Fund, the Wells Fargo Stock Fund (including 401(K) and ESOP accounts),and the money market funds.   This restriction applies without regard to tax lot considerations.  You will need to hold the shares from the date of your most recent purchase for 60 days.  If you need to sell Reportable Fund shares before the 60‑day holding period has passed, you must obtain advance written approval from the CCO or the Code of Ethics Compliance Officer.  The 60‑day holding period does not apply to transactions pursuant to Automatic Investment Plans.

(2)   Restricted Investments

You may not purchase shares in an Initial Public Offering.  You must get written approval from the CCO or Code of Ethics Compliance Officer before you sell shares that you acquired in an IPO prior to starting work for us.

You may, subject to pre-clearance requirements, purchase shares in a Private Placement as long as you will hold less than a 10% interest in the issuer or are otherwise permitted under the Policy on Directorships and Other Outside Employment as outlined in the Wells Fargo & Co. Team Member Code of Ethics and Business Conduct.  Private Placements must be pre-approved by the Chief Compliance Officer and Chief Equity Officer. Documentation for all approved Private Placements will be kept on file by the Code of Ethics Compliance Officer.

            NOTE: Private Placements issued by a client are prohibited.

In addition, as set forth in Section 4.3, we remind you that you must comply with the policies outlined in the Wells Fargo Team Member Code of Ethics and Business Conduct which imposes certain restrictions on your ability to trade in Wells Fargo & Company stock and employee stock options.  Section V.D.2 of the Wells Fargo Team Member Code of Ethics and Business Conduct states, “You may not invest or engage in derivative or hedging transactions involving securities issued by Wells Fargo & Company, including but not limited to options contracts (other than employee stock options), puts, calls, short sales, futures contracts, or other similar transactions regardless of whether you have material inside information.”

You may not participate in a tender offer made by a closed-end Evergreen or Wells Fargo Advantage Fund under the terms of which the number of shares to be purchased is limited to less than all of the outstanding shares of such closed-end Evergreen or Wells Fargo Advantage Fund.

No team member may purchase or sell shares of any closed-end Evergreen or Wells Fargo Advantage Fund within 60 days of the later of (i) the initial closing of the issuance of shares of such fund or (ii) the final closing of the issuance of shares in connection with an overallotment option.  You may purchase or sell shares of closed-end Evergreen or Wells Fargo Advantage Funds only during the 10-day period following the release of portfolio holdings information to the public for such fund, which typically occurs on or about the 15th day following the end of each calendar quarter.   Certain team members, who shall be notified by the Legal Department, are required to make filings with the Securities and Exchange Commission in connection with purchases and sales of shares of closed-end Evergreen or Wells Fargo Advantage Funds, and may be required to hold their shares of such funds for longer periods of time and will be subject to potential short-swing profit disgorgement, including in civil litigation, and public disclosure of non-compliance with applicable law.

You may not participate in the activities of an Investment Club without prior approval from the CCO or the Code of Ethics Compliance Officer.  If applicable, trades for an Investment Club would need to be pre-cleared.

(3)   You May Not Execute Your Own Personal Transactions

Team members may never execute or process through Wells Fargo & Co’s direct access software (TA2000 or any other similar software):

(a) your own personal transactions,

(b) transactions for Immediate Family Members, or

(c) transactions for accounts of other persons for which you or your Immediate Family Member have been given investment discretion.  This provision does not exclude you from trading directly with a broker/dealer or using a broker/dealer’s software.  The foregoing also does not prohibit you from executing or processing transactions in Wells Fargo & Co. securities granted to you as compensation through an online program designated by Wells Fargo & Co. for such purpose.

(4)   You must not Attempt to Manipulate the Market

You must not execute any transactions intended to raise, lower, or maintain the price of any security or to create a false appearance of active trading.

Pre‑Clearance Requirements

Access Persons must pre‑clear with the Compliance Department all Personal Securities Transactions, except as set forth below.

Access Persons are not required to pre‑clear any of the following types of transactions:

Exceptions from the Pre‑Clearance Requirements
Mutual Funds, including open-end Reportable Funds (pre-clearance may be required in certain situations—see Note)

Securities issued by any open‑end investment company, including open-end Reportable Funds. Note: Open-end Reportable Funds do not have to be pre-cleared; however transactions in open-end Reportable Funds must be reported (subject to any applicable exceptions) quarterly on the Quarterly Transactions Report. Further, transactions in open-end Reportable Funds are still subject to the 60 day holding period.

No Knowledge

Personal Securities Transactions that take place without your knowledge or the knowledge of your Immediate Family Members and that are (i) effected for you by a trustee of a blind trust, (ii) discretionary trades involving an investment partnership or managed account, (iii) a margin call in which you are neither consulted nor advised of the trade before it is executed, or (iv) the assignment of an option.

Certain Corporate Actions

Any acquisition or disposition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions which are generally applicable to all holders of the same class of securities.  Odd‑lot tender offers are also exempt but all other tender offers must be pre‑cleared.  All of the foregoing transactions are subject to transaction reporting provisions of the Code.

Underlying Securities Through Exercise of Rights

Any acquisition or disposition of securities through the exercise of rights, options (including Wells Fargo & Co employee stock options), convertible bonds, or other instruments acquired in compliance with this Code.

Wells Fargo & Co. Securities Acquired as Employee Compensation

Any acquisition of employee stock options, shares of common stock as part of 401(k) plan matching or other types of securities of Wells Fargo & Co obtained through participation in employee stock option plan or other similar plan granted to the team member as part of his or her employment.

Municipal Bonds	Any municipal bond rated A or higher by a national rating agency.
Commodities, Futures, Options on Futures, or option on Indices

Acquisitions and dispositions of commodities, futures (including currency futures), options on futures, options on currencies, and options on indices are NOT subject to pre‑clearance or the fifteen‑day blackout described below in section 3.3, the ban on short-term trading (60‑day profit disgorgement) and other prohibited transaction provisions of the Code, but are subject to transaction reporting provisions of the Code.

NOTE: Options on Securities.  All acquisitions and dispositions of options on securities ARE subject to pre-clearance, fifteen‑day blackout, the ban on short-term trading (60‑day profit disgorgement; in other words, settlement date of an option must be at least 60 days out), prohibited transaction provisions, and transaction reporting provisions of the Code.

Transferring of Securities

Transferring a security to or from a Personal Securities Account; however, these transactions are subject to transaction reporting requirements.  Transferring from a Personal Security Account to an account other than a Personal Security Account requires pre-clearance.

Managed Accounts

Transactions occurring within Managed Accounts do not require pre-clearance of trades or quarterly reporting.  However, duplicate statements must be sent to Compliance and a copy of the investment management agreement must be sent to the Code Administrator.

Exchange Traded Funds (ETFs)

Exchange Traded Funds,  iShares, and Unit Investment Trusts.   Note: Transactions in these securities are reportable on the Quarterly Transaction Report.

Note: Transactions in closed-end mutual funds DO require pre-clearance.

Miscellaneous

Any transaction involving the following:

bankers acceptances;

bank certificates of deposit (CDs);

commercial paper;

high quality short-term debt instruments, including repurchase agreements;

direct obligations of the U.S. Government;

the acquisition of equity securities in dividend reinvestment plans (DRIPs); however, these transactions are subject to transaction reporting provisions of the Code;

securities of the employer of your Immediate Family Member if such securities are beneficially owned through participation by the Immediate Family Member in a profit sharing plan, 401(k) plan, employee stock option plan or other similar plan; however, any transaction that is not made pursuant to a pre-set schedule or allocation or overrides a pre‑set schedule or allocation must be included in a quarterly transaction report (this exception does not exempt transactions involving securities in such a plan when the issuer is not the employer of your Immediate Family Member)

interests in 529 plans; however, any transaction in a Reportable 529 Plan that is not made pursuant to a pre-set schedule or allocation or overrides a pre‑set schedule or allocation must be included in a quarterly transaction report; and

other Securities as the Code of Ethics Compliance Department designates from time to time in writing on the grounds that the risk of abuse is minimal or non-existent.

Excessive Trading for Personal Securities Accounts is strongly discouraged and Personal Securities Accounts may be monitored for Excessive Trading activity and reported to management.  Additional restrictions may be imposed by the Compliance Department if Excessive Trading is noted for a Personal Securities Account.

How to Pre‑Clear Your Securities Transactions

If you have been designated as an Access Person, you must follow the steps below to pre‑clear your trades:

Request Authorization.  Authorization for a transaction that requires pre-clearance must be entered using the Code of Ethics System.  Email requests will only be accepted for those employees who are on formal leave of absence or on PTO.  When submitting a request, the following information must be given:

Security Name and Ticker or Cusip

Amount to be traded

Brokerage name and Account Number

Transaction Type (Buy, Sell, Short)

Type of Security (Bond, Option, Common Stock)

Price

A CCO must submit any of his/her proposed Personal Securities Transactions that require pre-clearance to the Chief Legal Officer.  Also, no member of the Compliance Department is able to authorize their own transactions.

You may only request pre-clearance for market orders or same day limit orders.

Have Your Request Reviewed and Approved.  After receiving the electronic request the Code of Ethics system will notify you if your trade has been approved or denied.  If a trade request for pre-clearance came from an email, the approval or denial will be reported back using the same method of the request.

Trading in Foreign Markets.  Request for pre-clearance in foreign markets that have already closed for the day may be given approval to trade for the following day because of time considerations.  Approval will only be good for that following business day in that local foreign market.

Prohibited Transactions

As Access Persons, you are prohibited from engaging in any of the following Personal Securities Transactions.  If any of these transactions would normally require pre‑clearance, the CCO or Code of Ethics Compliance Officer will only authorize the trades under exceptional circumstances:

Trading when there are pending buy or sell orders for an Account.  You can not purchase or sell securities on any day during which an Account has a pending “buy” or “sell” order in for the same security (or equivalent security) of which the Compliance Department is aware until that order is withdrawn.

Transactions within the fifteen‑day blackout.  There is a “fifteen-day blackout” on purchases or sales of securities bought or sold by an Account.  That means that you may not buy or sell a security (or equivalent security) during the seven-day periods immediately preceding and immediately following the date that the Account trades in the security (“blackout security”).  During the blackout period, activity will be monitored by the Code of Ethics Compliance Officer or the CCO and any Personal Securities Transactions during a blackout window will be evaluated and investigated based on each situation.  Violations may range from no action in cases where Compliance has determined on a reasonable basis that there was no employee knowledge of portfolio trading activity to potential disgorgement of profits or payment of avoided losses (see Section 6 for Code violations and penalties).  During a blackout period, purchases of a blackout security may be subject to mandatory divestment.  Similarly, during a blackout period, sales of a blackout security may be subject to mandatory repurchase.  In the case of a purchase and subsequent mandatory divestment at a higher price, any profits derived upon divestment may be subject to disgorgement; disgorged profits will be donated to your charity of choice.  In the case of a sale and subsequent mandatory repurchase at a lower price, you may be required to make up any avoided losses, as measured by the difference between the repurchase price and the price at which you sold the security; such avoided losses will be donated to your charity of choice.

For example, if an Account trades in a blackout security on July 7, July 15 (the eighth day following the trade date) would be the first day you may engage in a Personal Securities Transaction involving that security, and any purchases and sales in the blackout security made on or after June 30 through July 14 could be subject to divestment or repurchase.  Purchases and sales in the security made on or before June 29 (the eighth day before the trade date) would not be within the blackout period.

The CCO or Code of Ethics Compliance Officer may approve additional exceptions to the blackout window.

Intention to Buy or Sell for Accounts.  You are prohibited from buying or selling securities when you intend, or know of another’s intention, to purchase or sell that security (or an equivalent security) for an Account.  This prohibition applies whether the Personal Securities Transaction is in the same direction (e.g., two purchases or two sales) or the opposite direction (e.g., a purchase and sale) as the transaction for the Account.

NOTE:  There is a de minimis exception to the above three restrictions - Access Persons may purchase and sell S&P 500 Securities of up to 500 shares and no more than $10,000, unless this conflicts with the 60‑day short-term profit restriction described below.   Notwithstanding the de minimis exception to the foregoing three restrictions, all transactions in S&P 500 Securities must be pre-cleared.

Investment personnel are prohibited from personally trading in securities issued by publicly-traded companies they are covering, researching or recommending for Covered Company advisory accounts until compliance determines the potential conflicts of interest have been resolved.

Ban on Short-Term Trading Profits

There is a ban on short-term trading profits for Access Persons.  Access Persons are not permitted to buy and sell, or sell and buy, the same security (or equivalent security) within 60 calendar days and make a profit; this will be considered short-term trading. Trading in securities of Wells Fargo Stock or Wells Fargo Stock Fund (including 401(K) and ESOP accounts) are excluded from this restriction.

This prohibition applies without regard to tax lot.

Short sales are subject to the 60 profit ban.

If you make a profit on an involuntary call of an option that you wrote, those profits are excluded from this ban; however, you cannot buy and sell options within 60 calendar days resulting in profits.  Settlement/expiration date on the opening option transaction must be at least 60 days out.

Sales or purchases made at the original purchase or sale price or at a loss are not prohibited during the 60 calendar day profit holding period.

You may be required to disgorge any profits you make from any sale before the 60‑day period expires.  In counting the 60 calendar days, multiple transactions in the same security (or equivalent security) will be counted in such a manner as to produce the shortest time period between transactions.

Although certain transactions may be deemed de minimis (i.e., the exceptions noted in Section 3.3), they are still subject to the ban on short-term trading profits and are required to be input into the Code of Ethics system.   The ban on short-term trading profits does not apply to transactions that involve:

same-day sales of securities acquired through the exercise of employee stock options or other Wells Fargo & Co. securities granted to you as compensation or through the delivery (constructive or otherwise) of previously owned employer stock to pay the exercise price and tax withholding;

Any transactions of Wells Fargo Stock , ESOPs or Wells Fargo Stock Fund in any reportable account purchases or sales that were done as part of an Automatic Investment Plan (“AIP”).  However, any purchases or sales outside the pre‑set schedule or allocation of the AIP, or other changes to the pre-set schedule or allocation of the AIP, within a 60-day period, are subject to the 60-day ban on short term profit. A purchase or sale that is NOT part of an AIP must be reported on the Quarterly Transaction Report.

transactions described in Section 3.2 for which a pre-clearance exception applies.

The CCO or the Code of Ethics Compliance Officer may approve additional exceptions to the ban on short-term trading profits.  Any additional exceptions require advance written approval.

CCO’s Approval of Your Transactions

Your Request May be Refused.  The CCO or the Code of Ethics Compliance Officer may refuse to authorize your Personal Securities Transaction and need not give you an explanation for the refusal.  Some reasons for refusing your securities transactions are confidential.

Authorizations Expire.  Any transaction approved by the CCO or the Compliance Department is effective until the close of business of the same trading day for which the authorization is granted (unless the CCO or Code of Ethics Compliance Officer revokes that authorization earlier).  The CCO or the Code of Ethics Compliance Officer may indicate another date when the authorization expires.  If the order for the transaction is not executed within that period, you must obtain a new advance authorization before placing your trade.

4 .        Trading on Insider Information

The law requires us to have and enforce written policies and procedures to prevent you from misusing material, non-public information.  We do this by:

limiting your access to files likely to contain non-public information,

restricting or monitoring your trades, including trades in securities about which you might have non-public information, and providing you continuing education programs about insider trading.

You are subject to all requirements of the Wells Fargo Team Member Code of Ethics and Business Conduct set forth under the heading “Avoid Conflicts of Interest—Insider Trading” in Section V.C of Appendix A thereof, as the same may be amended from time to time.   A copy of this policy is available on the Wells Fargo & Co website at: https://www.wellsfargo.com/downloads/pdf/about/team_member_code_of_ethics.pdf

4.1       What is Insider Trading?

Insider trading is generally defined as occurring when a person has possession of material, non-public information about an issuer and engages in a securities transaction involving securities issued by the issuer, or discloses the information to others who then trade in the issuer’s securities.

Information is considered material if there is a substantial likelihood that a reasonable investor would consider it important in deciding how to act.  Information is considered non-public when it has not been made available to investors generally.  Information becomes public once it is publicly disseminated.  Limited disclosure does not make the information public (for example, if an insider makes information available to a select group of individuals, it is not public). Examples of illegal and prohibited insider trading and related activity include, but are not limited to, the following:

Tippingof material, non-public information is illegal and prohibited.   You are tipping when you give non‑public information about an issuer to someone else who then trades in securities of the issuer.

Front running is illegal and prohibited.  You are front running if you trade ahead of an Account order in the same or equivalent security (such as options) in order to make a profit or avoid a loss.

Scalpingis illegal and prohibited.  You are scalping when you purchase or sell a security (or an equivalent security) for your own account before you recommend/buy or recommend/sell that security or equivalent for an Account.

See the discussion under the heading “Avoid Conflicts of Interest—Insider Trading” in Section V.C of Appendix A of the Wells Fargo Team Member Code of Ethics and Business Conduct for further detail.

4.2       Using Non-Public Information about an Account or our Advisory Activities

You may not:

Share with any other person (unless you are permitted or required by law, it’s necessary to carry out your duties and appropriate confidentiality protections are in place, as necessary) any non-public information about an Account , including, without limitation:  (a) any securities holdings or transactions of an Account; (b) any securities recommendation made to an Account; (c) any securities transaction (or transaction under consideration) by an Account, including information about actual or contemplated investment decisions; (d) any changes to portfolio management teams of Reportable Funds; and (e) any information about planned mergers or liquidations of Reportable Funds.

Use any non-public information regarding an Account in any way that might compete with, or be contrary to, the interest of such Account.

Use any non-public information regarding an Account in any way for personal gain.

4.3       Wells Fargo & Company Securities

You are prohibited from engaging in any transaction in Wells Fargo & Co securities that is not in compliance with applicable requirements of the Wells Fargo Team Member Code of Ethics and Business Conduct set forth under the heading “Avoid Conflicts of Interest—Personal Trading and Investment—Derivative and Hedging Transactions in Securities Issued by Wells Fargo” in Section V.D.2 thereof, as the same may be amended from time to time.   A copy of this policy is available on the Wells Fargo & Company website at: https://www.wellsfargo.com/downloads/pdf/about/team_member_code_of_ethics.pdf.

5.         Gifts, Directorships and Other Outside Employment

5.1       Gifts

We generally follow the Wells Fargo & Company policy regarding receiving gifts and activities with customers as vendors, as generally set forth in the Wells Fargo Team Member Code of Ethics and Business Conduct, although we have made some changes to that policy, making it more restrictive in some instances.   Please read and follow the version set forth in Appendix C.

5.2       Directorships and Other Outside Employment

We follow the Wells Fargo & Co policy regarding holding directorship positions and other outside employment.  Please read and follow the Wells Fargo Team Member Code of Ethics and Business Conduct for requirements regarding directorships. However, if you receive an approval to participate in outside business or employment activities, your participation must be redisclosed annually when you certify to the Code and  reapproved at any time there is a change in relevant facts upon which the original approval was granted.

5.3       Political Contributions

            We follow the Wells Fargo Team Member Code of Ethics and Business Conduct regarding political contributions. Individual political contributions are not restricted; however, Access Persons must take care to ensure that any contribution made is on the behalf of the individual and not on behalf of a Covered Company or Wells Fargo & Co.  In addition, as an investment adviser, WellsCap and its employees are subject to the SEC and state and local regulations regarding political contributions, procurement lobbying and gifts and entertainment to government entities.  Please review the Political Contribution and State and Local Pay to Play/Procurement Lobbying policies and procedures (Sections 1.5 and 1.6) detailed in the Wells Capital Management Policies and Procedures for details regarding pre-clearance requirements.

6.         Code Violations

6.1       Investigating Code Violations

The CCO is responsible for enforcing the Code.   The CCO or his or her designee is responsible for investigating any suspected violation of the Code and if the CCO selects a designee, the designee will report the results of each investigation to the CCO.  This includes not only instances of violations against the letter of the Code, but also any instances that may give the appearance of impropriety.   The CCO is responsible for reviewing the results of any investigation of any reported or suspected violation of the Code in coordination with the designee.  Any confirmed violation of the Code will be reported to your supervisor immediately.

Penalties

The CCO is responsible for deciding whether an offense is minor, substantive or serious.  In determining the seriousness of a violation of this Code of Ethics, the following factors, among others, may be considered:

the degree of willfulness of the violation;

the severity of the violation;

the extent, if any, to which a team member profited or benefited from the violation;

the adverse effect, if any, of the violation on a Covered Company or an Account; and

any history of prior violation of the Code.

Note: For purposes of imposing sanctions, violations generally will be counted on a rolling twelve (12) month period.  However, the CCO or senior management reserves the right to impose a more severe sanction/penalty depending on the severity of the violation and/or taking into consideration violations dating back more than twelve months.

Any serious offenses as described below will be reported immediately to the Chief Compliance Officer.  All minor offenses and substantive offenses will be reported to the Chief Compliance Officer periodically.  Penalties will be imposed as follows except as subject to exceptions described further below:

Minor Offenses:

First minor offense – Oral warning;

Second minor offense – Written notice;

Third minor offense – $250 fine to be donated to your charity of choice*.

Minor offenses include, but are not limited to, the following:  failure to submit quarterly transaction reports, failure to submit signed acknowledgments of Code forms and certifications, excessive (i.e., more than 3) late submissions of such documents and, conflicting pre‑clear request dates versus actual trade dates or other pre-clearance request errors or omissions involving the de minimis exception or securities not covered by the fifteen day blackout period.

Substantive Offenses:

First substantive offense – Written notice;

Second substantive offense – $250 fine to be donated to your charity of choice*;

Third substantive offense – $1,000 fine or disgorgement of profits (whichever is greater) to be donated to your charity of choice* and/or termination of employment and/or referral to authorities.

Substantive offenses include, but are not limited to, the following:  unauthorized purchase/sale of restricted investments as outlined in this Code, violations of short-term trading for profit (60-day rule), failure to request trade pre‑clearance of restricted transactions, failure to timely report a reportable brokerage account and violations of the fifteen-day blackout period.

Serious Offenses:

Trading with inside information, “front running” and “scalping” are each considered a “serious offense.”  We will take appropriate steps, which may include termination of employment and/or referral to governmental authorities for prosecution.  The Wells Fargo Advantage Funds’ Board and the Evergreen Funds’ Board of Trustees will be informed immediately of any serious offenses.

Exceptions

We may deviate from the penalties listed in the Code where the CCO and/or senior management determines that a more or less severe penalty is appropriate based on the specific circumstances of that case.  For example, a first substantive offense may warrant a more severe penalty if it follows two minor offenses.  Any deviations from the penalties listed in the Code, and the reasons for such deviations, will be documented and maintained in the Code files.  The penalties listed in this Section 6.2 are in addition to disgorgement or other penalties imposed by other provisions of this Code.

6.3       Dismissal and/or Referral to Authorities

Repeated violations or a flagrant violation of the Code may result in immediate dismissal from employment.  In addition, the CCO and/or senior management may determine that a single flagrant violation of the law, such as insider trading, will result in immediate dismissal and referral to authorities.

* All fines will be made payable to your charity of choice (reasonably acceptable to Wells Capital) and turned over to us and we will mail the donation check (cashiers or bank check only) on your behalf.

6.4       Your Obligation to Report Violations

You must report any violations or suspected violations of the Code to the CCO or to a member of the Code of Ethics Compliance Department.  Your reports will be treated confidentially and will be investigated promptly and appropriately.  Violations include:

non-compliance with applicable laws, rules, and regulations;

fraud or illegal acts involving any aspect of our business;

material misstatements in reports;

any activity that is specifically prohibited by the Code; and

deviations from required controls and procedures that safeguard clients and us.

Appendix A
Definitions

General Note:

The definitions and terms used in the Code are intended to mean the same as they do under the 1940 Act and the other Federal Securities Laws.  If a definition hereunder conflicts with the definition in the 1940 Act or other Federal Securities Laws, or if a term used in the Code is not defined, you should follow the definitions and meanings in the 1940 Act or other Federal Securities Laws, as applicable.

Accounts                                  Accounts of investment advisory clients of Covered Companies, including but not limited to registered and unregistered investment companies and Managed Accounts.

Automatic Investment Plan      A program that allows a person to purchase or sell securities, automatically and on a regular basis, with any further action by the person.  May be part of a SIP (systematic investment plan), SWP (systematic withdrawal plan), SPP (stock purchase plan), DRIP (dividend reinvestment plan), or employer-sponsored plan.

Beneficial Owner (Ownership)You are the “beneficial owner” of any securities in which you have a direct or indirect financial or “pecuniary” interest, whether or not you have the power to buy and sell, or to vote, the securities.

In addition, you are the “beneficial owner” of securities in which an Immediate Family Member has a direct or indirect financial or pecuniary interest, whether or not you or the Immediate Family Member has the power to buy and sell, or to vote, the securities.  For example, you have Beneficial Ownership of securities in trusts of which Immediate Family Members are beneficiaries.

You are also the “beneficial owner” of securities in any account, including but not limited to those of relatives, friends and entities in which you have a non-controlling interest, over which you exercise investment discretion.  Such accounts do not include accounts you manage on behalf of a Covered Company or any other affiliate of Wells Fargo & Co.

Control                                    The power to exercise a controlling influence over the management or policies of a company, unless the power is solely the result of an official position with such company.  Owning 25% or more of a company’s outstanding voting securities is presumed to give you control over the company. (See Section 2(a)(9) of the 1940 Act for a complete definition.)

Covered Company                   Wells Capital Management, Inc.

Equivalent Security                  Any security issued by the same entity as the issuer of a subject security that is convertible into the equity security of the issuer.  Examples include, but are not limited to, options, rights, stock appreciation rights, warrants and convertible bonds.

Excessive Trading                    A high number of transactions during any month could be considered Excessive Trading.  Compliance will report any Excessive Trading to management.

Federal Securities Laws           The Securities Act of 1933 (15 U.S.C. 77a‑aa), the Securities Exchange Act of 1934 (15 U.S.C. 78a—mm), the Sarbanes-Oxley Act of 2002 (Pub. L. 107‑204, 116 Stat. 745 (2002)), the Investment Company Act of 1940 (15 U.S.C. 80a), the Investment Advisers Act of 1940 (15 U.S.C. 80b), Title V of the Gramm‑Leach-Bliley Act (Pub. L. No. 100‑102, 113 Stat. 1338 (1999)), any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act (31 U.S.C. 5311-5314; 5316-5332) as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

Financial or Pecuniary Interest           The opportunity for you or your Immediate Family Member, directly or indirectly, to profit or share in any profit derived from a securities transaction.  You or your Immediate Family Member may have a financial interest in:

Your accounts or the accounts of Immediate Family Members;

A partnership or limited liability company, if you or an Immediate Family Member is a general partner or a managing member;

A corporation or similar business entity, if you or an Immediate Family Member has or shares investment control; or

A trust, if you or an Immediate Family Member is a beneficiary.

High quality short-term           Any instrument that has a maturity at issuance of less than 366 days

debt instrument                        and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization such as Moody’s Investors Service.

Immediate Family Member      Any of the following persons who reside in the same household with you:

spouse	grandparent	mother-in-law
domestic partner	grandchild	father-in-law
parent	brother	daughter-in-law
stepparent	sister	son-in-law
child (including adopted)		sister-in-law
stepchild		brother-in-law

Immediate Family Member also includes any other relationship that the CCO determines could lead to possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety.

Investment Club                       An investment club is a group of people who pool their money to make investments. Usually, investment clubs are organized as partnerships and, after the members study different investments, the group decides to buy or sell based on a majority vote of the members. Club meetings may be educational and each member may actively participate in investment decisions.

IPO                                          An initial public offering, or the first sale of a company’s securities to public investors.  Specifically it is an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

Large Capitalization Security  A security whose issuer has an equity market capitalization of more than $5 billion.

Managed Account                   Any account for which the holder gives, in writing, his/her broker or someone else the authority to buy and sell securities, either absolutely or subject to certain restrictions. In other words, the holder gives up the right to decide what securities are bought or sold for the account.

Non-Public Information           Any informatioghjghjhfhjgfhjghgfhmghmn that is not generally available to the general public in widely disseminated media reports, SEC filings, public reports, prospectuses, or similar publications or sources.

Personal Securities Account    Any holding of Securities of which you have Beneficial Ownership, other than a holding of Securities previously approved in writing by the Code of Ethics Compliance Officer over which you have no direct influence or Control.  A Personal Securities Account is not limited to securities accounts maintained at brokerage firms, but also includes holdings of Securities owned directly by you or an Immediate Family Member or held through a retirement plan of Wachovia, Wells Fargo & Co. or any other employer.

Personal Securities Transaction          A purchase or sale of a Security, of which you have or acquire Beneficial Ownership.

Private Placement                    An offering that is exempt from registration under section 4(2) or 4(6) of the Securities Act of 1933, as amended, or Rule 504, Rule 505 or Rule 506 thereunder.

Purchase or Sale of a Security            Includes, among other things, gifting or the writing of an option to purchase or sell a security.

Reportable 529 Plan                Edvestand tomorrow’s scholar.  See Section 2.4(1).

Reportable Fund                      Reportable Fund means (i) any investment company registered under the Investment Company Act of 1940, as amended, for which a Covered Company serves as an investment adviser as defined in Section 2(a)(20) of that Act, or (ii) any investment company registered under the Investment Company Act of 1940, as amended, whose investment adviser or principal underwriter controls a Covered Company, is controlled by a Covered Company, or is under common control with a Covered Company; provided, however, that Reportable Fund shall not include an investment company that holds itself out as a money market fund. For purposes of this definition, "control" has the same meaning as it does in Section 2(a)(9) of the Investment Company Act of 1940, as amended. A list of all Reportable Funds shall be maintained and made available for reference under "Reportable Funds" under the "Code of Ethics" tab in the Compliance Department InvestNet web page.

Security/Securities                   As defined under Section 2(a)(36) of the 1940 Act or Section 202(a)(18) of the Advisers Act, except that it does not include direct obligations of the U.S. Government; bankers’ acceptances; bank certificates of deposit; commercial paper; high quality short-term debt instruments, including repurchase agreements; shares issued by affiliated or unaffiliated money market mutual funds; or shares issued by open-end investment companies other than the Reportable Funds.

Appendix B

Relevant Compliance Department Staff List**

Please consult the intranet website for a current list of compliance staff designated to monitoring the Code of Ethics.

Assistance with the Code of Ethics and the Code of Ethics System is also available by e-mailing WellsCapitalCOE@wellsfargo.com.

Appendix C

Policy on Gifts and Activities with Customers or Vendors

You and your family members must not accept gifts from or participate in activities with (including services, discounts, entertainment, travel or promotional materials) an actual or potential customer or vendor or from business or professional people to whom you do or may refer business unless the gift or activity was in accordance with accepted, lawful business practices and is of sufficiently limited value that no possible inference can be drawn that the gift or activity could influence you in the performance of your duties for Wells Fargo.  It is unlawful for you to corruptly seek or accept anything of value from any person, intending to be influenced or rewarded in connection with any business or transaction of Wells Fargo.  This rule applies to all team members, including, but not limited to, those involved in recommending or making decisions related to:

Pricing of products sold by the company

Extension of credit, or

Purchase of goods or services from outside vendors

Money – Money (cash, check, money order, electronic funds, Visa or similar gifts cards, or any type of gift that can be exchanged for or deposited as cash) must never be accepted or given.

Giving Gifts – Team members who wish to give gifts to vendors, customers or officials, or who are asked to authorize such gifts, must follow standard expense authorization procedures.

Gifts valued at more than $100 to a current or potential customer within any calendar year must be approved, in writing, by your Code of Ethics Compliance Department.

Team members who wish to give personal gifts to other team members must follow the general guideline that the gift be made in accordance with accepted business practices and is of sufficiently limited value that the gift could not influence the giver or the receiver in the performance of their duties for Wells Fargo, nor create actual or perceived pressure to reciprocate.

Accepting Gifts – Unless approved, in writing, by your Code of Ethics Compliance Department, you may not accept gifts, gift cards or gift certificates worth more than $100 from a current or potential customer, vendor or their agent within any calendar year.  However, the following items are not subject to the $100 limit:

Gifts based on obvious family or personal relationship when it is clear that the relationship, and not the company’s business, is the basis for the gift;

Discounts or rebates on merchandise or services from an actual or potential customer or vendor if they are comparable to and do not exceed the discount or rebate generally given by the customer or vendor to others;

Awards from civic, charitable, educational or religious organizations for recognition of service and accomplishment.

Activities with Customers or Vendors – Activities with existing or potential customers or vendors that are paid for by them (including meals, winning door prizes, sporting events and other entertainment, as well as trips to customer and vendor sites, exhibits and other activities) may be accepted only if the activity is a customary, accepted and lawful business practice and is of sufficiently limited value that no possible inference can be drawn that participating in the activity could influence you in the performance of your duties for Wells Fargo.

If you have any doubt about the propriety of participating in an activity offered by a customer or a vendor you should consult with your supervisor and Code of Ethics Compliance Department before accepting the offer.  If the activity includes travel paid for by a customer or vendor, you must obtain management approval before accepting the trip.

5.   Dealings with Government Officials- Team members must comply with U.S. law, including the U.S. Foreign Corrupt Practices Act, and the laws of foreign countries when dealing with domestic and foreign government officials. Under no circumstances may you pay or offer anything of value directly or indirectly, to a government official, including foreign officials, political parties and party officials and candidates for the purpose of improperly influencing an official act or decision, securing an improper advantage, or assisting in obtaining or retraining business or directing business to anyone.  In countries in which there is a government involvement in business enterprises, such officials may include employees and manager of local enterprises.

6.         ERISA - Given the increased scrutiny of gifts and entertainment for ERISA clients, WellsCap’s policy limits any gift or entertainment to or from an ERISA plan trustee or other representatives of a labor organization to $10 per plan trustee or representative.

Appendix D

Registered Products

Please consult the WellsCap website for a complete list of mutual funds and closed end funds to which the Code applies. Please refer to the following website for a current list of Reportable Funds: [ADD LINK].

Appendix e

Compliance code changes

Section 5.3 Political Contributions                                                           April 2012

Added Political Contribution language for investment advisers.

  Appendix B Relevant Compliance Department Staff List                            April 2012

Added current Compliance staff.

  Appendix C Gifts and Activities with Customers or Vendors                       April 2012

Added ERISA guidelines for gifts

  Section 1.4 You are considered to be an Access Person                               June 2012

Modified definition of an Access Person

      5.   Cover Page and Preamble                                                                        August 2012

Cover page revised and Preamble created for joint use of Policies and Procedures with related entities, as needed

      6.   Preamble                                                                                               April 2014

Preamble revised for joint use of Policies and Procedures with related entities, as needed (added Metropolitan West Capital Management, LLC)

7.    Appendix B                                                                                          December 2014

Updated appendix to remove Code of Ethics staff names and replace with an email distribution list for all questions related to the Code of Ethics or the Code of Ethics System.

* You should include accounts that have the ability to hold securities even if the account does not do so at the report date.

* All fines will be made payable to your charity of choice (reasonably acceptable to Wells Capital) and turned over to us and we will mail the donation check (cashiers or bank check only) on your behalf.